Exhibit 99.1

VOLKSWAGEN CREDIT AUTO MASTER OWNER TRUST, SERIES 2000-1

Payment Date Statement: August 22, 2005

a.	Aggregate Amount of Collections	$307,496,565.34
	Aggregate Amount of Non-Principal Collections	$3,238,187.39
	Aggregate Amount of Principal Collections	$304,258,377.95
	Receivable Balance	$663,672,358.80

b.	Total Amount Distributed on Series 2000-1	$501,643,125.00

c.	Amount of Such Distribution Allocable to Principal on 2000-1	$500,000,000.00

d.	Amount of Such Distribution Allocable to Interest on 2000-1	$1,643,125.00

e.	Monthly Servicing Fee	$553,060.30
	Noteholder Monthly Servicing Fee	$104,166.67

f.	Series 2000-1 Invested Amount at end of period (Gross)	$0.00
	Outstanding Principal Balance	$0.00

VOLKSWAGEN CREDIT AUTO MASTER OWNER TRUST, SERIES 2000-1

Monthly Servicer Report Input and Summary Page

	From	To	Days
Current Interest Period	7/20/2005	8/21/2005	33

1-month LIBOR Rate (annualized)	3.430000%
Certificate Coupon (annualized)	3.585000%

TRUST PRINCIPAL RECEIVABLES
Receivable Balance at the Beginning of Period	$705,933,743.13
Receivable Balance at the Ending of Period	$663,672,358.80
Average Aggregate Principal Balance	$684,803,050.97
Aggregate Principal Collections	$304,258,377.95
New Principal Receivables	$261,996,993.61
Receivables Added for Additional Accounts	$0.00

PORTFOLIO AND DEALERSHIP STATISTICS
Used Vehicle Receivables’ Balance	$55,150,803.00
Used Vehicle Percentage	8.310%
Used Vehicle Percentage During Last Collection Period	8.128%
Early Amortization Event?	NO
Largest Dealer or Dealer Affiliation Balance	$35,590,478.00
Largest Dealer Percentage	5.042%

SUMMARY OF COLLECTIONS
Aggregate Amount of Collections	$307,496,565.34
Aggregate Amount of Non-Principal Collections (including insurance proceeds & rebates)	$3,238,187.39
Investment Proceeds	$1,229,817.53
Aggregate Amount of Principal Collections	$304,258,377.95

PAYMENT RATE INFORMATION
Monthly Payment Rate	44.43%
Previous Collection Period Monthly Payment Rate	46.66%
Monthly Payment Rate 2 collection periods ago	41.42%
3-month Average Payment Rate	44.17%
Early Amortization Event?	NO

TOTAL AMOUNT DISTRIBUTED ON SERIES 2000-1
Noteholders
1. Monthly Noteholder Interest Distribution	$1,643,125.00
2. Noteholder Monthly Servicing Fee Distribution	$104,166.67
3. Reserve Account Deposit Amount Distribution	$0.00
4. Noteholder Default Amount Distribution	$0.00
5A. Unreimbursed Noteholder Charge-offs (net of Series Allocable Misc. Pmts)	$0.00
5B. Reinstate reductions in Series 2000-1 Available Subord. Amount	$0.00
6. Yield Supplement Account Deposit Amount Distribution	$0.00
7. Previously waived Monthly Servicing Fee Distribution	$0.00

Excess Servicing	$92,425.34